Exhibit 16.1

October 2, 2015

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read item 4.01 of Form 8-K/A dated October 2, 2015, of Northeast Bancorp and are in agreement with the statements contained in paragraphs one through five on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Boston, Massachusetts